SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:           Merit Advisors Investment Trust II

Address of Principal Business Office:

                11032 Quail Creek Road, Suite 105
                Oklahoma City, Oklahoma  73120-6208


Telephone:      800-773-3863

Agent for Service of Process:

                Julian G. Winters
                The Nottingham Company
                116 South Franklin Street
                Post Office Box 69
                Rocky Mount, North Carolina  27802-0069
                252-972-9922

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                YES /X/
                NO  / /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Rocky Mount and in the State of North Carolina on the 27th day of February, 2004.


[SEAL]                  Signature: Merit Advisors Investment Trust II


                        By: /s/ Julian G. Winters
                            ______________________________
                            Julian G. Winters
                            Trustee


Attest: /s/ C. Frank Watson III
        _____________________________
        C. Frank Watson III
Title:  Secretary